Exhibit 10.1

AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of March 6, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Globalink Investment Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of December 6, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a Special Meeting of the Company held on , 2023, the Company’s stockholders approved:

(i)	a proposal to amend the Company’s amended and restated certificate of incorporation (the “Amended Charter”) extending the date by which the Company has to consummate a business combination from March 9, 2023 (or by September 9, 2023 if the Company elects to extend the Applicable Deadline) to March 9, 2023 (or by December 9, 2023 if the Company elects to extend the Applicable Deadline); and

(ii)	a proposal to amend the Trust Agreement (x) extending the time for the Company to complete its initial business combination under the Trust Agreement from 15 months from the consummation of the IPO, or March 9, 2023 (or up to 21 months or by September 9, 2023 if the Company elects to extend the Applicable Deadline) to 15 months from the consummation of the IPO, or March 9, 2023 (or up to 24 months or by December 9, 2023 if the Company elects to extend the Applicable Deadline) and (y) requiring the Company to, deposit into the Trust Account $390,000 for each three-month extension and $130,000 for each one-month extension, unless the Closing of the Company’s initial business combination shall have occurred; and

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by Chairman of the Board or Chief Executive Officer and Chief Financial Officer and, in the case of a Termination Letter in a form substantially similar to the attached hereto as Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein, provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 15-month anniversary of the closing of the IPO (the “Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 24 months from the Closing but has not completed the Business Combination within such 24-month period, the 24-month anniversary of the Closing (as applicable, the “Applicable Deadline”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Applicable Deadline;”

2.	A new Exhibit D of the Trust Agreement is hereby added as follows:

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account — Extension Letter

Ladies and Gentlemen:

Pursuant to paragraphs 1(j) of the Investment Management Trust Agreement between Globalink Investment Inc. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of December 9, 2021, as amended (the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional _______ month(s), from ____________ to __________ (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the Extension Fee in the amount of $390,000/$130,000 for each such three-month/one-month extension until December 9, 2023, unless the Closing of the Company’s initial business combination shall have occurred, which will be wired to you and shall be deposited into the Trust Account investments upon receipt.

This is the _____ of up to three Extension Letters.

Very truly yours,

GLOBALINK INVESTMENT INC.

By:
Name:	Say Leong Lim
Title:	Chief Executive Officer

3.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this First Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

GLOBALINK INVESTMENT INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chief Executive Officer